EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Ross Stores, Inc. and subsidiaries and the effectiveness of Ross Stores, Inc. and subsidiaries’ internal control over financial reporting dated March 27, 2008 (which report expresses unqualified opinions and includes an explanatory paragraph relating to the adoption of new accounting standards) appearing in the Annual Report on Form 10-K of Ross Stores, Inc. and subsidiaries for the fiscal year ended February 2, 2008.

San Francisco, CA
March 23, 2008